EXHIBIT 3.4

ROSS MILLER	Filed in the office of	Document Number
Secretary of State	"Ross Miller"	20070173132-06
204 North Carson Street., Ste. 1	Ross Miller	Filing Date and Time
Carson City, Nevada 89701-4299	Secretary Of State	03/12/2007 11:00 AM
(775) 684 5708	State of Nevada	Entity Number
Website: secretaryofstate.biz		E042532005-4

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations
1. Name of Corporation:
ITONIS INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any , of each class or series, if any, of shares before the change:
100,000,000 COMMON SHARES AT A PAR VALUE OF $0.001 PER COMMON SHARE; and 5,000,000 PREFERRED SHARES AT A PAR VALUE OF $0.001 PER PREFERRED SHARE.

4. The number of authorized shares at the par value, if any , of each class or series, if any, of shares after the change:
300,000,000 COMMON SHARES AT A PAR VALUE OF $0.001 PER COMMON SHARE; and 5,000,000 PREFERRED SHARES AT A PAR VALUE OF $0.001 PER PREFERRED SHARE.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
22,477,327 COMMON SHARES ARE BEING EXCHANGED FOR 67,431,981 COMMON SHARES IN A 3-FOR-1 STOCK SPLIT.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

In the event that any fractional common shares result from the stock split, the Company will not issue any fractional common shares. Instead, any fractional common shares resulting from the stock split

(continued on attachment A)
7. Effective Date of Filing (optional)	3/19/07 (must not be later than 90 days after the certificate is filed)
8. Officer Signature:	/s/ Nicolas Lavaud	PRESIDENT
	Signature	Title
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This Form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2007 Revised 01/01/2007

Attachment A

to

Certificate Of Change Pursuant To NRS 78.209

Name of corporation:

ITONIS INC. (the “Company”)

Response to Item 6:

will be rounded down to the nearest whole common share. Stockholders of the Company who would otherwise be entitled to receive fractional common shares because they hold a number of common shares that would result in any fractional common shares when multiplied by the exchange ratio of three (3) new shares per one (1) old share would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one common share of the Company’s common stock, to which the stockholder would otherwise be entitled, multiplied by the closing trading price of the Company’s common stock on the trading day immediately before the Record Date of March 19, 2007.